Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-124320 on Form S-1 of (i) our report dated April 25, 2005, relating to the consolidated financial statements and financial statement schedule of Enterprise Products GP, LLC, (ii) our report dated June 15, 2005, with respect to the balance sheet of Enterprise GP Holdings L.P., and (iii) our report dated June 15, 2005, with respect to the balance sheet of EPE Holdings, LLC appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

July 21, 2005